Exhibit 1.3

                                  SCHEDULE "A"

                                  ------------

                          PROVINCE OF BRITISH COLUMBIA

                                   COMPANY ACT

                                          Certificate of Incorporation No. 71734

                               ALTERED MEMORANDUM

                                       OF

                       INTERNATIONAL TOURNIGAN CORPORATION

A.   As Altered by Special Resolutions passed March 20, 2000

     1.   The name of the Company is "TOURNIGAN VENTURES CORPORATION"

     2.   The authorized capital of the Company consists of 100,000,000 shares without par value

B.   As Altered by Special Resolution Passed January 16th, 1992)

     1.   The name of the Company is "INTERNATIONAL TOURNIGAN CORPORATION"

     2.   The authorized capital of the Company consists of 50,000,000 shares without par value.